                                                                      Exhibit 10

                              BELL, BOYD & LLOYD
                          Three First National Plaza
                      70 West Madison Street, Suite 3300
                         Chicago, Illinois 60602-5046
                                 312 372-1121
                               Fax 312 372-2098

                                April 30, 1998




Acorn Investment Trust
227 West Monroe Street, Suite 3000
Chicago, Illinois  60606


Ladies and Gentlemen:
                            Acorn Investment Trust
                            ----------------------

     We have acted as counsel for Acorn Investment Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest of the series of the Trust designated Acorn Fund, Acorn International and Acorn USA (the "Shares") in registration statement no. 2-34223 on form N-1A (the "Registration Statement").

     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deem it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and bylaws (the "Bylaws") of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Funds and the Registration Statement.

     Based on the foregoing examination, we are of the opinion that:

     1. The Trust is authorized to issue an unlimited number of Shares of each series; that the presently outstanding Shares (the "Outstanding Shares") and the Shares to be offered for sale by the Registration Statement (the "Additional Shares") have been duly and validly authorized by all requisite action of the board of trustees, and no action of the shareholders of the Trust or of any series thereof is required in such connection;

     2. The Outstanding Shares are validly issued, fully paid and nonassessable (although shareholders of the Trust may be subject to liability under certain circumstances as described in the statement of additional information of the Trust included as Part B of the Registration Statement under the caption "The Trust"); and

     3. When the Additional Shares have been duly sold, issued and paid for in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Additional Shares, and upon the receipt by the Trust of the authorized consideration therefor, the Additional Shares so issued will be validly issued, fully paid and nonassessable by the Trust.
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     In giving this opinion we have relied upon the opinion of Ropes & Gray to us dated April 30, 1998, and have made no independent inquiry with respect to any matter covered by such opinion.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                        Very truly yours,

                                        /s/ BELL, BOYD & LLOYD

                                 ROPES & GRAY
                           ONE INTERNATIONAL PLACE           ONE FRANKLIN SQUARE
                       BOSTON, MASSACHUSETTS 02110-2624      1301 K STREET, N.W.
30 KENNEDY PLAZA                (617) 951-7000                    SUITE 800 EAST
PROVIDENCE, RI 02903-2328  FAX: (617) 951-7050         WASHINGTON, DC 20005-3333
(401) 455-4400                                                    (202) 626-3900
FAX: (401) 455-4401                                          FAX: (202) 626-3961

                                April 30, 1998

Bell, Boyd & Lloyd
Three First National Plaza
70 West Madison Street, Suite 3300
Chicago, IL 60602

Ladies and Gentlemen:

     We are furnishing this opinion in connection with the proposed offer and sale from time to time by Acorn USA, Acorn International and Acorn Fund (each, a "Fund", and collectively, the "Funds"), each a series of Acorn Investment Trust (the "Trust") of an indefinite number of shares of beneficial interest, without par value of the Funds (the "Shares"), pursuant to a post-effective amendment to the Trust's Registration Statement on Form N-1A (No. 2-34223) under the Securities Act of 1933, as amended.

     We are familiar with the action taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's records of Trustee action, its By-Laws and its Agreement and Declaration of Trust, as amended to date. We have examined such other documents as we deem necessary for the purposes of this opinion.

     We assume that, upon sale of the Shares, the Trust will receive the net asset value thereof.

     Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold after a post-effective amendment to the Registration Statement has become effective and the authorized consideration therefor is received by the Trust, they will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (a "Series"). However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust or any Series and requires that notice of such disclaimer be given in every note,
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ROPES & GRAY

Bell, Boyd & Lloyd                    -2-                         April 30, 1998

bond, contract, instrument, certificate or undertaking issued by or on behalf of the Trust. The Agreement and Declaration of Trust provides for indemnification out of property of a particular Series for all loss and expense of any shareholder held personally liable solely by reason of his or her having been a record owner of the Shares. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or the particular Series itself would be unable to meet its obligations.

     We consent to he filing of this opinion as an exhibit to the aforesaid post-effective amendment to the Registration Statement.


                                       Very truly yours,

                                       /s/ Ropes & Gray

                                       Ropes & Gray